Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
August 9, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

•	Net loss attributable to Freddie Mac of $4.7 billion, mainly driven by:

•	Provision for credit losses of $5.0 billion;

•	Derivative losses of $3.8 billion; and

•	Net interest income of $4.1 billion.

•	Total comprehensive loss attributable to Freddie Mac of $0.4 billion, consisting of:

•	Net loss attributable to Freddie Mac of $4.7 billion, partially offset by

•	Improvement in AOCI of $4.3 billion.

•	Net worth deficit of $1.7 billion, reflecting total comprehensive loss attributable to Freddie Mac of $0.4 billion and a dividend payment of $1.3 billion to Treasury. As a result, FHFA will submit a $1.8 billion draw request to Treasury.

•	Single-family delinquency rate of 3.96%, down from 4.13% at March 31, 2010.

•	Higher credit quality of new single-family business, reflecting recent changes in underwriting standards.

•	Supported the housing market by providing $82 billion in liquidity and helping approximately 82,000 families avoid foreclosure.

McLean, VA — Freddie Mac (OTC:FMCC) today reported a net loss of $4.7 billion for the quarter ended June 30, 2010, compared to a net loss of $6.7 billion for the quarter ended March 31, 2010. After the dividend payment of $1.3 billion on its senior preferred stock to the U.S. Department of the Treasury (Treasury), Freddie Mac reported a net loss attributable to common stockholders of $6.0 billion, or $1.85 per diluted common share, for the second quarter of 2010, compared to a net loss attributable to common stockholders of $8.0 billion, or $2.45 per diluted common share, for the first quarter of 2010.

The company had a net worth deficit of $1.7 billion at June 30, 2010, compared to a net worth deficit of $10.5 billion at March 31, 2010. The second quarter net worth deficit was primarily driven by a total comprehensive loss attributable to Freddie Mac of $0.4 billion and the dividend payment of $1.3 billion to Treasury on the senior preferred stock. The second quarter total comprehensive loss attributable to Freddie Mac includes the quarterly net loss of $4.7 billion, partially offset by a $4.3 billion improvement in accumulated other comprehensive income (AOCI).

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

The Federal Housing Finance Agency (FHFA), as Conservator, will submit a request on the company’s behalf to Treasury for a draw of $1.8 billion under the Senior Preferred Stock Purchase Agreement (Purchase Agreement).

“Freddie Mac continues to support the still-fragile housing market by providing America’s families with access to affordable home financing and foreclosure alternatives,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We helped more than 150,000 struggling borrowers avoid foreclosure and provided funding that enabled more than 865,000 American families to buy or rent a home in the first half of 2010 — during which the GSEs again supplied the majority of all the liquidity to the U.S. mortgage market.

“At the same time, we are promoting sustainable homeownership by helping families buy homes that they can afford and keep for the long term,” said Haldeman. “We recognize that high unemployment and other factors still pose very real challenges for the housing market, and with that in mind, we continue to focus on the quality of the new business we are adding to our book to be responsible stewards of taxpayer funds as we support the nation’s housing market.”

Financial Results

Selected Financial Data(1)

		Three Months Ended
		June 30,	March 31,	June 30,
	($ in millions)	2010	2010	2009(2)

	Statements of Operations
1	Net interest income	$4,136	$4,125	$4,255
2	Provision for credit losses(3)	(5,029)	(5,396)	(5,665)
3	Non-interest income (loss)	(3,627)	(4,854)	3,215
4	Non-interest expense	(479)	(667)	(1,688)
5	Net income (loss) attributable to Freddie Mac	(4,713)	(6,688)	302
6	Preferred stock dividends	(1,296)	(1,292)	(1,142)
7	Net loss attributable to common stockholders	(6,009)	(7,980)	(840)

	Equity (Deficit)
8	Changes in AOCI, net of taxes	$4,283	$4,808	$3,419
9	Total comprehensive income (loss) attributable to Freddie Mac(4)	$(430)	$(1,880)	$3,721
10	Total equity (deficit) (at period end)	$(1,738)	$(10,525)	$7,642

	Credit Quality
11	Net charge-offs	$3,919	$2,769	$1,907
12	as a % of average total mortgage portfolio(5) (annualized)	0.80%	0.56%	0.40%
13	Non-performing assets(6)	$118,709	$116,112	$75,587
14	as a % of total mortgage portfolio(5)	5.9%	5.8%	3.8%
15	Loan loss reserves(3)	$38,319	$36,811	$25,787
16	as a % of total mortgage portfolio(5)	1.91%	1.85%	1.30%
17	Single-family delinquency rate	3.96%	4.13%	2.89%

(1)	See “NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for information regarding accounting changes that were effective beginning January 1, 2010.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

(2)	See “QUARTERLY SELECTED FINANCIAL DATA” in the company’s 2009 Annual Report on Form 10-K for an explanation of the changes in the Statement of Operations Data for the three months ended June 30, 2009.
(3)	Includes an out-of-period adjustment which resulted in a pre-tax $1.3 billion increase in the company’s estimate of loan loss reserve and consequently its provision for credit losses in the second quarter of 2010. For further details related to the out-of-period accounting adjustment, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and “CONTROLS AND PROCEDURES — Changes in Internal Control Over Financial Reporting During the Quarter Ended June 30, 2010” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
(4)	Equals the total of Net loss attributable to Freddie Mac (line 5) and Changes in AOCI, net of taxes (line 8).
(5)	Excludes non-Freddie Mac securities.
(6)	Consists of the unpaid principal balance (UPB) of loans that have undergone a troubled debt restructuring (TDR), loans that are three monthly payments or more past due or in foreclosure, multifamily loans that are deemed credit-impaired based on management’s judgment and net carrying value of real estate owned (REO) assets.

Net loss attributable to Freddie Mac was $4.7 billion for the second quarter of 2010, compared to $6.7 billion for the first quarter of 2010. This decline was primarily driven by lower derivative losses and a lower provision for credit losses. Freddie Mac’s net loss of $4.7 billion in the second quarter of 2010 was negatively impacted by an out-of-period accounting adjustment with the cumulative effect of $1.2 billion, net of taxes. During the second quarter of 2010, the company identified a backlog related to the processing of certain foreclosure alternatives reported to the company by its servicers, principally loan modifications and short sales. This backlog in processing loan modifications and short sales resulted in erroneous loan data within the company’s loan reporting systems, thereby impacting its financial accounting and reporting systems. For additional information, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and “CONTROLS AND PROCEDURES — Changes in Internal Control Over Financial Reporting During the Quarter Ended June 30, 2010” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Net interest income was $4.1 billion for the second quarter of 2010, unchanged from the first quarter of 2010. Net interest yield for the second quarter of 2010 was 70 basis points, compared to 68 basis points for the first quarter of 2010. The increase in net interest yield was primarily driven by lower funding costs due to the company’s accelerated purchases of delinquent mortgage loans out of PC trusts, partially offset by a decrease in the average balance of the company’s investments in mortgage-related securities. Net interest income and net interest yield exclude the cost of funds received from Treasury under the Purchase Agreement, which are reported as dividends paid on senior preferred stock.

Provision for credit losses was $5.0 billion for the second quarter of 2010, compared to $5.4 billion for the first quarter of 2010. The decrease in provision was mostly driven by a lower single-family delinquency rate and a slower growth in non-performing assets during the quarter, partially offset by an increase in charge-offs and a higher volume of loans subject to TDR accounting, mainly due to an increase in completed modifications under the Home Affordable Modification Program (HAMP).

As described above, the second quarter results also reflected an out-of-period accounting adjustment which resulted in a pre-tax $1.3 billion increase in the company’s estimate of loan loss reserve and consequently its provision for credit losses in the second quarter of 2010. For further details related to the out-of-period accounting adjustment, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and “CONTROLS AND PROCEDURES — Changes in Internal Control Over Financial Reporting During the Quarter Ended June 30, 2010” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

Non-interest income (loss) for the second quarter of 2010 was a loss of $3.6 billion, compared to a loss of $4.9 billion in the first quarter of 2010. Included in non-interest income (loss) for the second quarter of 2010 were derivative losses of $3.8 billion, compared to first quarter 2010 derivative losses of $4.7 billion. The second quarter derivative losses reflected the effect on the company’s net pay-fixed derivative portfolio of a flattening yield curve as longer-term swap interest rates declined.

Non-interest expense was $0.5 billion for the second quarter of 2010, compared to $0.7 billion for the first quarter of 2010. Included in non-interest expense for the second quarter of 2010 was REO operations income of $40 million, compared to REO operations expense of $159 million in the first quarter of 2010, reflecting the recovery of prior period write-downs due to improved REO fair values during the second quarter.

Credit Quality

The company’s single-family credit guarantee portfolio continues to experience significant credit losses, most of which are attributable to loans acquired from 2005 through 2008. The company’s management believes that the credit quality of the single-family loans the company acquired in the first half of 2010 (excluding those refinance mortgages in the Home Affordable Refinance Program) is strong as compared to loans acquired from 2005 through 2008, as measured by original loan-to-value (LTV) ratios, FICO scores, and income documentation standards.

At June 30, 2010, approximately 30% of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated in 2009 and the first half of 2010. These loans have experienced significantly better delinquency trends at this stage in their lifecycle than loans acquired from 2006 through 2008. Excluding refinance loans purchased pursuant to the Home Affordable Refinance Program, the company believes this improvement reflects recent changes in underwriting standards. During the second quarter of 2010, the revenue from the mortgage loans originated in 2009 and the first half of 2010 exceeded the credit expenses related to these loans. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio as of June 30, 2010.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

Single-Family Credit Guarantee Portfolio Data by Year of Origination

					2Q 2010
		Average	Current		Credit
	UPB(1)	FICO	LTV	Delinquency	Losses(4)
At June 30, 2010	(%)	Score	Ratio(2)	Rate(3)	(in millions)

Year of Origination
2010	6%	751	68%	0.01%	$—
2009	24	756	66%	0.13%	9
2008	11	731	79%	4.08%	232
2007	13	710	95%	11.05%	1,325
2006	10	714	95%	9.88%	1,189
2005	11	721	83%	5.70%	767
2004 & Prior	25	724	54%	2.35%	329

Total	100%	731	73%	3.96%	$3,851

(1)	Based on the UPB of the single-family credit guarantee portfolio.
(2)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes since origination.
(3)	Based on the number of mortgages three monthly payments or more past due or in foreclosure.
(4)	Consist of the aggregate amount of charge-offs, net of recoveries, and REO operations income (expense).

The single-family delinquency rate was 3.96% at June 30, 2010, compared to 4.13% at March 31, 2010. The second quarter delinquency rate was positively impacted by a slowdown in new delinquencies, largely due to seasonal factors, as well as a higher volume of loan modifications, mortgage loans returning to non-delinquent status, and mortgage loans completing the foreclosure process during the second quarter. The volume and timing of effective modifications impacts the company’s reported single-family delinquency rate.

The multifamily delinquency rate was 0.28% at June 30, 2010, a slight increase from 0.25% at March 31, 2010, reflecting continued weaker fundamentals, such as vacancy rates and effective rents, in certain markets, particularly in the Southeast and West regions.

Total net charge-offs were $3.9 billion in the second quarter of 2010, or 0.80 percent (annualized), of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $2.8 billion, or 0.56 percent (annualized), in the first quarter of 2010. The increase in net charge-offs was primarily driven by higher volumes of short sales, REO acquisitions and other foreclosure alternatives associated with single-family loans during the quarter.

Total non-performing assets were $118.7 billion, or 5.9 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at June 30, 2010, compared to $116.1 billion, or 5.8 percent, at March 31, 2010. The increase was primarily due to the impact of continued weakness in the housing market and the employment market, extended foreclosure timelines in many states, and challenges faced by servicers in building capacity to service high volumes of delinquent loans.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

Portfolio Balances

The UPB of the company’s mortgage-related investments portfolio was $739.5 billion at June 30, 2010, down from $753.3 billion at March 31, 2010, due to ongoing liquidations of the company’s existing holdings outpacing purchases during the period as a result of a lack of favorable investment opportunities. The majority of the company’s purchases consisted of purchases of delinquent loans from PC trusts.

The UPB of the company’s single-family credit guarantee portfolio was $1.87 trillion at June 30, 2010, down from $1.88 trillion at March 31, 2010, primarily due to liquidations exceeding new business activity in the second quarter.

The UPB of the company’s multifamily mortgage portfolio was $96.5 billion at June 30, 2010, remaining relatively flat compared to $97.2 billion at March 31, 2010.

Net Worth and Senior Preferred Stock

Freddie Mac’s net worth deficit was $1.7 billion at June 30, 2010. As a result of the net worth deficit, FHFA, as Conservator, will submit a request for $1.8 billion in additional funding to Treasury under the terms of the Purchase Agreement. Freddie Mac expects to receive these funds by September 30, 2010.

Including the amount to be requested from Treasury in conjunction with the company’s second quarter net worth deficit, the aggregate liquidation preference of the senior preferred stock of $64.1 billion entitles Treasury to annual cash dividends of $6.4 billion. This dividend amount exceeds the company’s annual historical earnings in most periods. The company has paid cumulative dividends of $6.9 billion in cash on the senior preferred stock to Treasury since the fourth quarter of 2008 at the direction of FHFA, acting as Conservator.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth. For a discussion of these factors, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by maintaining a liquid and stable mortgage market and helping distressed borrowers avoid foreclosure. While mortgage market conditions remained challenging in the second quarter of 2010, home prices increased 2.6% nationwide during the first half of 2010, which included a 3.4% increase in the second quarter of 2010, based on the company’s own index of its single-family credit guarantee portfolio.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

In the second quarter, Freddie Mac provided approximately $82 billion of liquidity to the market. These funds helped more than 350,000 families own a home, and also supported the nation’s rental market by financing nearly 75,000 units of apartment housing. Approximately $54 billion of the liquidity was single-family refinance volume, 34% of which was Relief Refinance mortgages under the Making Home Affordable (MHA) program. A growing number of borrowers are reducing their monthly mortgage payments through this program.

As Freddie Mac emerges from a period of especially heavy refinance volume, it is implementing strategies to provide responsible, sustainable homeownership opportunities for America’s families. They include educating homeowners and the industry about the new home buying rules and opportunities, strengthening its credit and loan standards and implementing other measures to drive quality and consistency throughout the mortgage process. The high credit quality of the new business delivered to Freddie Mac during the first half of the year is evidence that these strategies are taking hold.

A key part of the company’s effort to support the market is focused on avoiding foreclosure, working with distressed borrowers to keep them in their homes whenever possible, or facilitating an alternative to foreclosure when keeping the home is not a financially viable option — primarily through short sales and deeds-in-lieu of foreclosure. In the second quarter of 2010, the company provided permanent foreclosure alternatives for 82,260 struggling borrowers through its own long-standing programs and the MHA program. In addition, 61,821 HAMP loans remained in trial periods as of June 30, 2010, according to information provided by the MHA Program administrator.

Freddie Mac continues to work to find ways to help borrowers avoid foreclosure. In the second quarter of 2010, the company implemented additional temporary streamlined modification processes for borrowers who complete an existing trial period but do not qualify for a permanent modification under HAMP. These backup modifications are non-HAMP modifications that are intended to minimize the need for certain additional documentation. The company expects a modest number of modifications under this process in the second half of 2010. In addition, Freddie Mac initiated another component of the MHA program during the quarter — the Home Affordable Foreclosure Alternatives program (HAFA) — that enables struggling borrowers to more easily execute short sales and deeds-in-lieu of foreclosure beginning August 1, 2010.

Segment Earnings

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

statements in accordance with GAAP. Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings (loss) was a loss of $0.4 billion for the second quarter of 2010, compared to a loss of $1.3 billion for the first quarter of 2010, driven by a decrease in derivative losses and an increase in net interest income. The decrease of $0.5 billion in derivative losses was primarily due to a shift from losses on the company’s option-based derivatives during the first quarter to gains during the second quarter. This positive impact was partially offset by increased interest-rate swaps losses during the second quarter as the yield curve flattened more during the second quarter than the first quarter. Segment Earnings net interest yield was 94 basis points for the second quarter of 2010, up from 74 basis points for the first quarter of 2010. The increase in both net interest income and net interest yield was primarily driven by lower funding costs due to the replacement of higher cost fixed-rate long-term debt with lower cost debt, partially offset by a decrease in the average balance of the company’s investments in mortgage-related securities.

Single-family Guarantee Segment Earnings (loss) was a loss of $4.5 billion for the second quarter of 2010, compared to a loss of $5.6 billion for the first quarter of 2010. The decreased segment loss was primarily driven by a $0.7 billion decrease in provision for credit losses primarily due to a lower delinquency rate and slower growth in non-performing assets during the quarter, partially offset by an increase in charge-offs and a higher volume of loan modifications. Second quarter Segment Earnings provision for credit losses of $5.3 billion also reflected an out-of-period accounting adjustment which resulted in a pre-tax $1.3 billion increase in the company’s estimate of loan loss reserve and consequently its provision for credit losses in the second quarter of 2010. For further details related to the out-of-period accounting adjustment, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and “CONTROLS AND PROCEDURES — Changes in Internal Control Over Financial Reporting During the Quarter Ended June 30, 2010” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Multifamily Segment Earnings was $150 million for the second quarter of 2010, a decrease from $221 million for the first quarter of 2010. The decrease in Segment Earnings was primarily driven by a $90 million increase in provision for credit losses as a result of an increase in the balance of loans deemed impaired during the second quarter.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 16: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Freddie Mac Second Quarter 2010 Financial Results
August 9, 2010

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the MHA program and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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